Colfax Corporation
8730 Stony Point Parkway
Suite 150
Richmond, VA  23235
USA
Tel:  (804) 560-4070
Fax:  (804) 560-4076
www.colfaxcorp.com

FOR IMMEDIATE RELEASE

CONTACT:
Mitzi Reynolds
(804) 327-5689
mitzi.reynolds@colfaxcorp.com

COLFAX ANNOUNCES NEW CHIEF FINANCIAL OFFICER

RELOCATION OF CORPORATE HEADQUARTERS TO SUBURBAN WASHINGTON DC /
BALTIMORE LOCATION

A. CLAYTON PERFALL APPOINTED TO BOARD OF DIRECTORS

Richmond, VA – September 21, 2010 – Colfax Corporation (NYSE: CFX), a global leader in fluid-handling solutions for critical applications, today announced that Board member C. Scott Brannan has been named Senior Vice President, Chief Financial Officer and Treasurer of the Company, effective October 18, 2010, succeeding G. Scott Faison in these positions. As a result of his agreement to join the executive management team, Brannan, who has been a director of Colfax since the Company’s IPO, has resigned from the Board and as Chairman of the Audit Committee effective immediately. Faison, who has been with Colfax since 1995, is resigning and will remain an advisor to the Company.

Brannan, 52, has broad-based financial experience and joins Colfax from Aronson and Company, a public accounting firm where he has been a partner for 7 years. At Aronson, Brannan was the partner in charge of professional standards and also had responsibility for technical accounting and auditing matters. Brannan was also previously employed for 12 years at Danaher Corporation in roles of increasing responsibility, including Chief Accounting Officer, Controller and Vice President of Administration. While at Danaher he had a significant role in financial reporting, risk management, treasury, investor relations, acquisitions and post-acquisition integration. Prior to Danaher, Brannan spent 8 years with Arthur Andersen & Co.

Brannan holds bachelor’s and master’s degrees in accounting from Loyola University Maryland. He is a certified public accountant.

“We are extremely fortunate to bring an executive with Scott’s depth of financial experience and global accounting expertise to our senior executive team,” said Clay Kiefaber, President and Chief Executive Officer of Colfax. “Scott is passionate about the same core values that Colfax embraces, and as a former member of our Board and Chairman of the Audit Committee, he already has a deep understanding of the Company’s businesses and culture.”

Relocation of Corporate Headquarters
The Company also announced today that effective January 1, 2011 it would relocate its Richmond, Virginia corporate headquarters office to the Columbia, Maryland area. Clay Kiefaber, President and Chief Executive Officer stated “We believe our new location, which is conveniently located between the greater Washington DC and Baltimore, Maryland markets, will provide us with an opportunity to continue recruiting the associates we need to build the best team, as evidenced by some of our recent successes. We will have improved access to international travel and to our key advisors in the immediate area and the northeast.”

Appointment of New Director
The Board of Directors of the Company announced today that it has appointed A. Clayton Perfall, Chief Executive Officer of Archway Marketing Services Inc., to its Board, effective immediately. Perfall will serve as the Chairman of the Audit Committee, replacing Brannan who has stepped down to join the Company’s executive management team.

Mitchell P. Rales, Chairman of the Board of Colfax, said, “We are very pleased to have Clay join our Board. He has a rich background of operating experience and leadership and is an experienced public company director and Audit Committee Chair. Combined with his financial and operating expertise, his addition will provide a major contribution to Colfax as we continue to expand our global presence and leverage our portfolio of brands.”

Perfall, 51, has been the Chief Executive Officer of Archway Marketing Services, Inc., since 2008. Archway provides marketing supply chain management services and operates over 3 million square feet of warehouse facilities throughout the United States and Canada. He previously served as the Chief Executive Officer and a director of AHL Services Inc. from 2001 to 2008, and as Chief Financial Officer and a director of Snyder Communications (formerly NYSE: SNC) from 1996 to 2000. Prior to joining Snyder Communications, Perfall was a Partner with Arthur Andersen LLP. Perfall received a bachelor’s degree in accounting from the College of William & Mary.

About Colfax Corporation
Colfax Corporation is a global leader in critical fluid-handling products and technologies. Through its global operating subsidiaries, Colfax manufactures positive displacement industrial pumps and valves used in oil & gas, power generation, commercial marine, defense and general industrial markets. Colfax's operating subsidiaries supply products under the well-known brands Allweiler, Baric, Fairmount Automation, Houttuin, Imo, LSC, Portland Valve, Tushaco, Warren and Zenith. Colfax is traded on the NYSE under the ticker “CFX.”  Additional information about Colfax is available at www.colfaxcorp.com.

Cautionary Note Concerning Forward-Looking Statements
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission as well as its Annual Report on Form 10-K under the caption "Risk Factors". In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of this date. Colfax disclaims any duty to update the information herein. The term "Colfax" in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.